                                                                      Exhibit 99

                        DiVall Income Properties 3, L.P.
                                 QUARTERLY NEWS


A publication of The Provo Group, Inc.                    THIRD QUARTER 1999


Tenant Issues Cloud Sale Process

We have entered into a contract to sell all five of the properties currently in the DiVall 3 portfolio to Milwaukee Street Partners, LLC ("MSP"). The contract provides that the closing on all five properties will occur not later than November 30, 1999. However, several events beyond our control, including a bankruptcy and tenants' "Rights of First Refusal" have made that date unrealistic and raise some doubt about whether this transaction can be consummated in the best interests of the investors.

First, we recently received notification that an involuntary Bankruptcy Petition had been filed against our tenant in the Pittsburgh, Pennsylvania Applebee's Restaurant property. Although the petition was filed in May, we received no notice of the filing until the second week of October. From our discussions with counsel for the tenant, we understand that the Bankruptcy Petition was filed by investors in the tenant and that the parties have reached an agreement pursuant to which the investors will increase their cash investment in the tenant and there will be a change in management of the tenant. If such agreement is approved by the bankruptcy court, and we anticipate it will be, the Bankruptcy Petition will be dismissed. We do not anticipate any adverse change in the credit worthiness of our tenant arising out of the Bankruptcy Petition. However, this unanticipated development has injected uncertainty into the proposed sale transaction.

Second, three of the five tenants had a right of first refusal in their respective leases, giving them the right to match the terms and conditions agreed to with MSP. Although Phoenix Restaurant Group (operator of the two Denny's restaurants) originally indicated they would exercise their right of first refusal with respect to one of their two locations (the "Englewood Property"), they subsequently failed to execute an appropriate Purchase Agreement or to make the required deposit. Such change of course by Phoenix Restaurant Group has caused a dispute to arise between DiVall 3 and MSP regarding MSP's obligation to purchase the Englewood Property. Further, within the last twenty-four hours, we have become aware that Phoenix Restaurant Group has agreed to sell 21 of their Denny's restaurants to William Howard, Executive Vice President of the Company. At this point, we have been unable to verify whether any of the 21 restaurants being sold to Mr. Howard are within the DiVall 3 portfolio. These developments with respect to the Denny's properties have raised additional uncertainty with respect to the transaction.

We will continue to pursue a final sale and dissolution within a reasonable time frame, but without any compromise of investor interests. We will, of course, keep you fully informed of our progress toward maximizing your values. Meanwhile, partnership business will proceed as usual.

Page 2                           DiVall 3                          2 Q 99


                            Distribution Highlights

 .     5.71% (approx.) annualized return from
      operations and other sources based on
      $3,500,000 (estimated net asset value as of December 31, 1998).

 .     $50,000 total amount distributed for the
      Third Quarter 1999 which was $10,000
      less than projected.


 .     $2.92 per unit (approx.) for the Third
      Quarter 1999 from cash flow from
      operations.

 .     $690.00 to $526.00 range of distributions
      per unit from the first unit sold to the last unit sold before the offering closed (April
      1992), respectively. [NOTE: Distributions are from both cash flow from operations and "net" cash activity from financing and investing activities.]

                      -----------------------------------

Statements of Income and Cash Flow Highlights

 .     Revenues were consistent with projections.

 .     There was an 29% increase in "total"
      expenses from projections.

 .     Expenses were higher than projection due to the costs associated with the pending liquidation of the Partnership. These costs include legal fees, surveys and environmental inspections.

                       ---------------------------------

                              Property Highlights

     .  VACANCIES - There were no vacancies as of September 30, 1999.

     .  RENTS RECEIVABLE - There are no delinquencies as of September 30, 1999.

Page 3                            DiVall 3                  1 Q 99


                              Questions & Answers

1.   When can I expect my next distribution mailing?

     Your distribution correspondence for the Fourth Quarter of 1999 is scheduled to be mailed on February 15, 2000.


2.   When will we be nominating a new Advisory Board?

     Advisory Board nomination materials will be distributed before year-end.
     We had temporarily delayed the nomination process, due to the upcoming sale of the DiVall 3 portfolio. Should the portfolio liquidate by year-end, we will proceed with nominating two new DiVall 2 members to the Board. If, however, the liquidation does not occur, we will then nominate one new DiVall 2 member, as well as one member who can represent both DiVall 2 and DiVall 3. Look to receive these materials some time in December.


 For questions or additional information, please contact Investor Relations at:

                        1-800-547-7686 or 1-816-421-7444

                All written inquiries may be mailed or faxed to:
                             The Provo Group, Inc.
                       101 West 11th Street, Suite 1110
                          Kansas City, Missouri 64105

                              (FAX 816-221-2130)
                       E-Mail:  jbiggs@theprovogroup.com

------------------------------------------------------------------------------
                        DIVALL INCOME PROPERTIES 3 L.P.
                  STATEMENTS  OF INCOME AND CASH FLOW CHANGES
             FOR THE THREE MONTH PERIOD ENDED SEPTEMBERR 30, 1999
-------------------------------------------------------------------------------

                                                                            PROJECTED            ACTUAL            VARIANCE
                                                                        --------------------------------------------------------
                                                                               3RD                3RD
                                                                             QUARTER            QUARTER              BETTER
  OPERATING REVENUES                                                         9/30/99            9/30/99             (WORSE)
                                                                        -------------------- ------------------ ----------------
    Rental income                                                                  $105,600           $103,780           ($1,820)
    Interest income                                                                   6,040              5,411              (629)
    Other income                                                                          0              2,357             2,357
                                                                        -------------------- ------------------ ----------------
  TOTAL OPERATING REVENUES                                                         $111,640           $111,548              ($92)
                                                                        -------------------- ------------------ ----------------
  OPERATING EXPENSES
    Insurance                                                                      $  1,017           $  1,018               ($1)
    Management fees                                                                  16,695             16,387               308
    Overhead allowance                                                                1,347              1,329                18
    Advisory Board                                                                    4,300              2,600             1,700
    Administrative                                                                    5,815              6,908            (1,093)
    Professional services                                                             3,060              4,785            (1,725)
    Environmental Inspections                                                             0              1,000            (1,000)
    Land Title Surveys                                                                    0              5,700            (5,700)
    Auditing                                                                          8,250              8,250                 0
    Legal                                                                             1,800              7,155            (5,355)
    Defaulted tenants                                                                   300                  0               300
                                                                        -------------------- ------------------ ----------------
  TOTAL OPERATING EXPENSES                                                         $ 42,584           $ 55,132          ($12,548)
                                                                        -------------------- ------------------ ----------------
  INVESTIGATION AND RESTORATION EXPENSES                                           $    300           $     86           $   214
                                                                        -------------------- ------------------ ----------------
  NON-OPERATING EXPENSES
    Depreciation                                                                   $ 16,323           $ 16,323           $     0
    Amortization                                                                        447                446                 1
                                                                        -------------------- ------------------ ----------------
  TOTAL NON-OPERATING EXPENSES                                                     $ 16,770           $ 16,769           $     1
                                                                        -------------------- ------------------ ----------------
  TOTAL EXPENSES                                                                   $ 59,654           $ 71,987          ($12,333)
                                                                        -------------------- ------------------ ----------------
  NET INCOME                                                                       $ 51,986           $ 39,561          ($12,425)

  OPERATING CASH RECONCILIATION:                                                                                        VARIANCE
                                                                                                                ----------------
    Depreciation and amortization                                                    16,770             16,769                (1)
    Recovery of amounts previously written off                                            0             (2,146)           (2,146)
    (Increase) Decrease in current assets                                            (6,238)            (3,779)            2,459
    Increase (Decrease) in current liabilities                                        8,074              9,043               969
    (Increase) Decrease in cash reserved for payables                                (8,282)            (9,000)             (718)
    Advance from/(to) future cash flows for current distributions                         0                  0                 0
                                                                        -------------------- ------------------ ----------------
  Net Cash Provided From Operating Activities                                      $ 62,310           $ 50,448          ($11,862)
                                                                        -------------------- ------------------ ----------------
CASH FLOWS FROM (USED IN) INVESTING
    AND FINANCING ACTIVITIES
    Recoveries from former general partners                                               0              2,146             2,146
                                                                        -------------------- ------------------ ----------------
  Net Cash Provided from Investing And Financing
    Activities                                                                     $      0           $  2,146           $ 2,146
                                                                        -------------------- ------------------ ----------------

  Total Cash Flow For Quarter                                                      $ 62,310           $ 52,594           ($9,716)

  Cash Balance Beginning of Period                                                  238,738            274,819            36,081
  Less 2nd quarter distributions paid 8/99                                          (60,000)           (80,000)          (20,000)
  Change in cash reserved for payables or distributions                               8,282              9,000               718
                                                                        -------------------- ------------------ ----------------
  Cash Balance End of Period                                                       $249,330           $256,413           $ 7,083

  Cash reserved for 3rd quarter L.P. distributions                                  (60,000)           (50,000)           10,000
  Cash advanced from (reserved for) future distributions                             (5,000)            (5,000)                0
  Cash reserved for payment of payables                                             (25,545)           (70,800)          (45,255)
                                                                        -------------------- ------------------ ----------------
  Unrestricted Cash Balance End of Period                                          $158,785           $130,613          ($28,172)
--------------------------------------------------------------------------------------------------------------------------------
                                                                            PROJECTED               ACTUAL             VARIANCE
                                                                        --------------------------------------------------------
* Quarterly Distribution                                                           $ 60,000           $ 50,000          ($10,000)
  Mailing Date                                                                11/15/99             (enclosed)           -
--------------------------------------------------------------------------------------------------------------------------------

* Refer to distribution letter for detail of quarterly distribution.

PROJECTIONS FOR
DISCUSSION PURPOSES

                DIVALL INCOME PROPERTIES 3 LIMITED PARTNERSHIP
                            1999 PROPERTY SUMMARY
                        AND RELATED ESTIMATED RECEIPTS


PORTFOLIO    (Note 1)

                                                              ==========================================================
                                                                                 REAL ESTATE
                                                              ==========================================================
                                                                                       ANNUAL
=========================================================                               BASE                 %
CONCEPT                    LOCATION                                  COST               RENT               YIELD
=========================================================     ==========================================================
APPLEBEE'S                 PITTSBURGH, PA                                891,333            116,040              13.02%
   "                            "

DENNY'S                    CO SPRINGS, CO                                580,183             77,460              13.35%
DENNY'S                    ENGLEWOOD, CO                                 213,211             35,880              16.83%

HARDEE'S    (3)            ST. FRANCIS, WI                             1,194,381             92,000               7.70%
   "                            "

HARDEE'S    (3)            OAK CREEK, WI                               1,341,906             88,000               6.56%
   "                            "
=========================================================     ==========================================================
=========================================================     ==========================================================
PORTFOLIO TOTALS (5 Properties)                                        4,221,014            409,380               9.70%
=========================================================     ==========================================================
==================================================================
                            EQUIPMENT                                                          TOTALS
==================================================================     =======================================================
           LEASE                          ANNUAL
         EXPIRATION                       LEASE            %                                      ANNUAL                %
            DATE            COST          RECEIPTS      RETURN                   COST            RECEIPTS            RETURN
==================================================================     =======================================================
                                 290,469                    0.00%               1,239,896           116,040              9.36%
                                  58,094                    0.00%

                                 210,976         0          0.00%                 791,159            77,460              9.79%
                                 210,976                    0.00%                 424,187            35,880              8.46%

                       (2)       369,688         0          0.00%               1,648,569            92,000              5.58%
                       (2)        84,500         0          0.00%

                       (2)       482,078         0          0.00%               1,929,472            88,000              4.56%
                       (2)       105,488         0          0.00%

==================================================================     =========================================================

                          ========================================     =========================================================
                               1,812,269         0          0.00%               6,033,283           409,380              6.79%
                          ========================================     =========================================================


Note 1: This property summary includes only current property and equipment held by the Partnership. Equipment lease receipts shown include a return of capital.
      2: The lease was terminated and the equipment sold to Hardee's Food
         Systems in conjunction with their assumption of the Terratron leases. 3: These leases were assumed by Hardee's Food Systems at rental rates lower than those stated in the original leases.